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                                 EXHIBIT 10.15

                         FORM OF DISTRIBUTION AGREEMENT
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                             DISTRIBUTION AGREEMENT

                                    between

                            SYMPHONIX DEVICES, INC.

                                      and
                            ________________________

                                 Dated ________


   This distribution agreement (this "Agreement") is entered into by and between Symphonix Devices, Inc., ("Symphonix") with a place of business at 2331 Zanker Road, San Jose, CA 95131, U.S.A., and ______________ ("Distributor") with a place of business at _______________.

Whereas
   Distributor desires to purchase from Symphonix for resale in the Territory certain Products (as defined below) and Symphonix is willing to sell said Products to Distributor upon the terms and conditions hereinafter set forth;

   The Products to be sold under this Agreement require surgical implantation following which the patient will require audiological fitting and assistance;

   The Products are considered to be Active Implantable Medical Devices within the European Union and are subject to regulation by relevant governmental or quasi-governmental authorities in the Territory;

   Symphonix and Distributor desire to fully comply with all laws, standards, regulations, and other guidelines applicable to the marketing and sale of the Products, including but not limited to the Active Implantable Medical Devices Directive, ISO 9001 and ISO 9002, EN 46001; and

   In view of the fact that Symphonix has a regulatory obligation to ensure the traceability of its products and in view of the fact that patients benefit from such traceability particularly in case of a defect Symphonix and Distributor recognize the need for a system of traceability for Products sold in the territory.

   Now therefore, in considerations of the foregoing premises and the mutual covenants contained herein, the parties hereby agree as follows:

1. DEFINITIONS

"DOA" or Dead on Arrival means that Products do not conform to user specifications and applies to Products sold for the period of the first fourteen
(14) days following invoice date to end user.

"Distributor's Purchase Price" The Distributor's Purchase Price shall be the price at which Symphonix sells the Products to Distributor under this Agreement as set forth on Exhibit A hereto, which Exhibit A may be amended by Symphonix from time to time.

"Effective Date" The Effective Date of this Agreement shall be the date set forth in the first paragraph of this Agreement.

"EW" or "Ex Works" shall have the meaning set forth in INCOTERMS 1990.
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"List Price" The List Price shall be the price suggested by Symphonix for reference purposes for the Products in the Territory as set forth on Exhibit A hereto, which Exhibit A may be amended by Symphonix from time to time.

"Products" The products listed in Exhibit A hereto, which Exhibit A may be amended by Symphonix from time to time.

"Promotional Materials" Promotional Materials shall include all printed, video, audio and similar materials, labeling, labels and packaging materials used in the marketing, sale and distribution of the Products.

"Quality System Requirements" Quality System Requirements includes those standard operating procedures ("SOP's") and other policies and procedures issued from time to time by Symphonix to enable compliance by Symphonix and Distributor with Regulatory Requirements, the Symphonix Quality System and with good business practices.

"Regulatory Requirements" Regulatory Requirements include those laws, regulations, standards, guidelines that are applicable or become applicable during the Term of this Agreement to the distribution of the Products in the Territory as set forth on Exhibit D, which exhibit may be changed from time to time during the Term.

"Quotas" The minimum volume of purchases by Distributor, expressed in units and/or currency amounts, established by Symphonix for specified periods during the Term as set forth on Exhibit C.

"Term", "Initial Term" and "Renewal Term" The Term shall be the period of time during which the Agreement is in force. The Initial Term shall be the period of time commencing with execution of this Agreement and terminating as specified in this Agreement. A Renewal Term shall be any subsequent Term arising out of an agreed extension of this Agreement beyond the Initial Term.

"Territory"  The geographic area set forth on Exhibit B hereto.

"Trademarks" shall mean the Symphonix logos, trademarks, artwork and/or tradenames designated by Symphonix from time to time during the Term.

2. DISTRIBUTOR, PRODUCTS AND TERRITORY

   2.1. Symphonix grants Distributor the right to be its exclusive distributor for the Products in the Territory during the Term. Symphonix agrees that it shall not during the Term appoint another distributor for the Products in the Territory.

   2.2. Neither Distributor nor any of its affiliates shall promote the Products, seek customers, or establish any branch or maintain any distribution depot for the Products outside the Territory.

   2.3. Symphonix shall have the right to change the specifications of, or discontinue, any Products; and shall inform the Distributor of any such change with at least sixty (60) days prior notice in writing, unless, in the opinion of Symphonix, the circumstances require a more rapid change.

   2.4 During the Term of this Agreement, Distributor shall not represent, act for, distribute and/or sell middle ear implant systems or related equipment of any manufacturer other than Symphonix without the prior written consent of Symphonix, and shall not manufacture or distribute products which Symphonix reasonably believes to be competitive with the Products, or in conflict with the proper representation of the Products in the Territory.
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   2.5   Except for the rights expressly granted to Distributor herein, neither this Agreement, nor sale of Products to Distributor hereunder shall convey any license or right, under any patent, copyright, trademark, trade secret or any other intellectual property right with respect to Products.

3. TERM, EXTENSION AND TERMINATION

   3.1. The Initial Term of this Agreement shall commence on the Effective Date and continue until the second anniversary thereof unless sooner terminated as provided herein.

   3.2 This Agreement may be renewed by mutual agreement of the parties. Neither party shall be obligated to agree to a renewal of this Agreement beyond the end of the Initial Term or any Renewal Term.

   3.3 This Agreement shall automatically terminate upon adjudication of the Distributor's bankruptcy.

   3.4 Either party shall be entitled to terminate this agreement at the end of the Initial Term or at the end of any Renewal Term, with written notice delivered not less than ninety (90) days before the end of such Initial Term or Renewal Term. If the parties have not agreed on any Renewal Term, but tacitly renewed this Agreement after the expiry of the Initial Term or any Renewal Term this Agreement can be terminated by either party by giving not less than ninety
(90) days notice at any time.

   3.5 This Agreement will terminated upon a breach by either party of any material term or condition of this Agreement which such party fails to cure within thirty (30) days after written notice thereof. If such breach (excluding any failure to pay money) will take more than thirty (30) days to cure and the party in breach has promptly begun reasonable substantial corrective action and has diligently continued said action within thirty (30) days after written notice of the breach, termination will not be effective until ninety (90) days after written notice of the breach.

   3.6 This Agreement may be terminated by one party, upon written notice to the other, in the event any reorganization, or insolvency proceeding is initiated against the other party and is not dismissed within thirty (30) days of the onset of such event, or if such proceeding is initiated by the other party, or if a receiver is appointed for the other party, or if any substantial part of the business assets of the other party are the subject of an attachment, sequestration or other related judicial proceeding.

   3.7 Upon expiration or termination of this Agreement in accordance with its terms (i) the rights granted to Distributor pursuant to this Agreement will automatically terminate and Symphonix shall have the right to immediately appoint a new distributor for the Products in the Territory, (ii) Distributor will cease using all Trademarks and shall have no continuing rights in the Trademarks, and (iii) Distributor will pay immediately to Symphonix all due and outstanding amounts under this Agreement. Upon expiration or termination of this Agreement for any reason whatsoever, Symphonix shall have no further obligation to Distributor other than those set forth in this Article 3. Symphonix shall not be liable to Distributor for, and Distributor hereby expressly waives all rights to, compensation or damages of any kind, resulting from such termination (including, without limitation, special, consequential or indirect loss or any loss of prospective profits or any damages occasioned by loss of goodwill) whether on account of the loss by Distributor of present or prospective profits, commissions, anticipated orders, expenditures, investments, or commitments made in connection with this Agreement, or in anticipation of the continuation of this Agreement, or goodwill created, or on account of any other reason whatsoever.

   3.8 Upon any termination of this Agreement, the Distributor shall provide Symphonix with reasonably detailed information regarding its activity during the Term and any Renewal Term to ensure business continuity and sufficient to enable Symphonix to trace all Products supplied by the Distributor.

   3.9 In the event of termination of this Agreement by Symphonix for any reason, Symphonix shall repurchase and Distributor shall resell all of the Distributor's unsold inventory (except inventory subject to Customer orders prior to the date of termination notice) whereas in case of termination of this Agreement by Distributor for any reason, Symphonix shall have the right to repurchase and Distributor shall resell all of the Distributors unsold inventory (except inventory subject to Customer orders prior to the date of termination notice); provided, however, that the Products were received by Distributor less than nine months prior to the date of notice of termination and that the Products are in "as supplied" condition and that Distributor has fulfilled all its obligations to Symphonix. The repurchase amount paid to the Distributor shall be the Distributor's cost into Distributor's warehouse in the Territory. Payment for such inventory will be made upon receipt by Symphonix, or its designee, of such inventory.

   3.10 The provisions of Articles 11, 13, 14, 17, 21 and 22 and Sections 3.7, 3.8, 3.9, 9.3 and 9.4 will survive the termination of this Agreement for any reason.

4.   PAYMENT AND CREDIT TERMS

   4.1 Distributor will duly obtain any government licences or approvals required in connection with payment under this Agreement. Acceptance and endorsement by Symphonix of any check, draft or other instrument from Distributor for less than the full amount Symphonix claims to be due and payable shall not be deemed to be an admission of payment in full notwithstanding any conditions to the contrary which are noted thereon.

   4.2 {payment terms, with reversion to letter of credit if payments not acceptable}All payments to Symphonix hereunder shall be made sixty (60) days net invoice in United States Dollars by wire transfer only to an account as directed in writing by Symphonix. Distributor will bear all transfer charges. In the event of any late payment, Distributor shall pay interest (which shall accrue daily) on all overdue amounts of ten percent (10%) per annum or the highest lawful rate, whichever is less, applicable after as well as before any judgement. Notwithstanding any provisions for later payments contained herein, if Distributor does not make payments when due or if Distributor's aggregate obligation exceeds the credit limit, if any, established by Symphonix, then Symphonix may require payment in advance by letter of credit in respect of future shipments. Distributor shall have no right of set-off without Symphonix's prior written consent.

OR

   4.2 {Letter of credit terms} All payments to Symphonix hereunder shall be made in United States Dollars by means of an irrevocable letter of credit drawn on a major bank approved by Symphonix, which irrevocable letter of credit shall be established by Distributor in favour of Symphonix prior to the requested shipment date of any order. The letter of credit shall be upon terms acceptable to Symphonix, shall allow for partial shipments, and shall be in an amount equal to Distributor's Purchase Price for the Products plus all applicable taxes, shipping charges, and other charges to be borne by Distributor. All exchange, interest, banking, collection, and other charges shall be at Distributor's expense. Distributor shall have no right of set-off without Symphonix's prior written consent.

5.   ORDERS AND PRICES

     5.1. All orders must be in writing and be received by Symphonix by mail, courier or facsimile. Orders must indicate the Products ordered by part number, quantities, required delivery dates, delivery location and any other requirements. All orders will be governed solely by the provisions of this Agreement.
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     5.2  Any orders for Products may be rejected by Symphonix on reasonable grounds, and no order placed by Distributor shall be deemed accepted unless and until formal written acceptance signed by a duly authorized official of Symphonix has been dispatched to Distributor. Unless explicitly stated in writing Symphonix does not agree to any general purchase conditions of the Distributor. The same applies with respect to any provision that contradicts this Agreement.

     5.3 Distributor shall place its firm orders for the Products approximately monthly but always at least one (1) month ahead of their required date of shipment from Symphonix. Distributor shall meet during all relevant periods, the Quotas as specified in Exhibit C.

     5.4 Distributor agrees to schedule its orders such as to maintain in stock an inventory of Products equivalent to not less than six weeks anticipated sales, or in such other amount as the parties agree is necessary to properly service customers.

     5.5. Symphonix may refuse to accept any order for Products or refuse to deliver any order that has been previously accepted if the Distributor is in arrears with any payment due to Symphonix or in the reasonable opinion of Symphonix is or will be unable to pay its debts as they fall due or if Symphonix shall otherwise reasonably believe that such action is necessary.

     5.6. Symphonix shall not be liable for loss of trade or profit which Distributor may incur as a result of prevention of, or delay in, delivery. Symphonix shall endeavor to inform the Distributor of any appreciable expected delay of which it becomes aware.

     5.7. Symphonix shall notify Distributor of its List Prices for the Products at least annually. Symphonix shall sell Products to Distributor at the Distributor's Purchase Price indicated on Exhibit A, which shall be calculated at an agreed upon discount from List Price. All shipments are EX WORKS. Distributor's sole remuneration hereunder shall be the difference between the Price paid by Distributor to Symphonix and the amount received by Distributor from customers. Symphonix may increase prices at any time upon sixty (60) days notice. Such change will apply to purchase orders accepted by Symphonix after the effective date of such change. If at the time of notice to the Distributor of an intended price increase, there are existing tenders or sales offers made by the Distributor which have quoted current prices, and which cannot be covered from Distributor's existing inventory or orders, the Parties will negotiate a mutually agreeable solution.

     5.8 All freight, crating, insurance, handling, forwarding agent's fees, taxes and storage, and all other charges shall be borne by Distributor. Any present or future sales, revenue, excise, use or other taxes, import or export duties, fees, or other charges of any nature, imposed by any public authority (national, state, local or other) applicable to the Products, its manufacture or sale, are in addition to the purchase price and shall be paid by Distributor.
In the event Symphonix agrees to reconfigure or change Products, delay delivery, or cancel a purchase order at Distributor's request, Symphonix may impose reasonable reconfiguration, change, delay or restocking charges in accordance with Symphonix's prices and standard practices.

6.   SHIPMENT, ACCEPTANCE, RISK OF LOSS AND PASSAGE OF TITLE

     6.1 Shipment is EW Symphonix. Symphonix shall make commercially reasonable efforts to ship by the requested shipment date. Time is not of the essence. Symphonix will have no liability for special or consequential damages or otherwise or for any penalty for delay for Product not shipped when originally indicated. Distributor shall pay expedited shipment costs for any expedited shipping requested by Distributor. Partial shipments are allowed with Distributor's consent. Carriers used for shipment are not agents of Symphonix. Products will be suitably packed in Symphonix's standard containers, or in special packaging requested by Distributor at Distributor's expense. Symphonix may ship Products up to five (5) days in advance of the requested shipment date without Distributor's consent.

     6.2 Distributor shall carefully inspect all Products upon receipt. Unless Distributor notifies Symphonix promptly (and in no event greater than thirty
(30) days after receipt) of any damage to Products, all Products received by Distributor shall be deemed accepted.

     6.3  Risk of loss or damage shall pass to Distributor EW Symphonix.

     6.4 Title to Products (excluding any Software, title to which does not transfer to Distributor or end user) shall pass to Distributor at the time of shipment.

     6.5 Distributor shall obtain the appropriate licenses or permits required to import Products into the Territory. To the extent permitted by law, all such licenses and permits shall specify Symphonix as the approved entity for importation. Symphonix shall have the exclusive rights to all such licenses or permits if this Agreement is terminated for any reason. Notwithstanding the above, Distributor shall pay all customs and excise taxes and duties in connection with the importation of the Products into the Territory.

7.   BUSINESS FORECASTING AND REPORTING

     7.1. Every six months during the Term of this Agreement, Distributor shall provide to Symphonix:

          (i)   Sales Report.  A monthly record showing the quantity of each
                ------------
type of Product sold as well as the period-end inventory position on hand for each type of Product. Such records shall be kept at Distributor's principal place of business for at least three (3) years following the end of the calendar quarter to which they pertain.

          (ii)  Forecast.  A forecast of the quantity of Products Distributor
                --------
expects to purchase each month during the following twelve (12) months.

          (iii) Business Report.  A report detailing (a) significant business,
                ---------------
market or competitive issues that have arisen during the preceding six months or are expected to impact future periods, and (b) Distributor's activities in promoting the Products during the preceding six months and plans for promoting the Products in the following twelve months.

7.2 If, prior to the time of the next required six months forecast, the Distributor becomes aware of any significant change in the outlook for sales, Distributor shall promptly advise Symphonix of the general nature of such change.

8.   DISTRIBUTION PRACTICES AND STANDARDS

     8.1. Distributor shall use its best efforts to develop the market for the Products in the Territory, and to increase the sales of the Products in the Territory to the extent practicable and by all usual means, including but not limited to, advertising of the Products, market research, personal solicitation by employees of Distributor of customers and prospective customers throughout the Territory, demonstration of the Products and distribution of technical literature, catalogues, brochures and advertising materials. Promotional activities will be directed at both the medical community, including surgeons, audiologists, hospitals and clinics, and individual consumers.

Distributor will make no false or misleading representations with regard to Symphonix or the Products and will not (i) employ or co-operate in the publication or employment of any misleading or deceptive advertising with regard to the Products, (ii) make representations, warranties or guarantees to its end-users or to the trade with respect to the Products other than those which are consistent with the then-current end-user documentation or Symphonix Product brochures or (iii) enter into any contract or engage in any practice in conflict with its obligations hereunder. Neither party shall make any public statements or announcements in respect of this Agreement, the contents hereof or their relationship without the express written permission of the other.

     8.2 Expenses and costs incident to the performance by Distributor of the marketing and sales activities undertaken by it shall be borne by Distributor.

     8.3. Distributor shall not without the prior written approval of Symphonix engage in any promotional activity outside the Territory.

     8.4. Distributor agrees to use the Promotional Materials and Trademarks approved by the Symphonix Regulatory Affairs department, and shall not use any other materials logos or marks in connection with promotion and sales of the Products. Symphonix shall make available limited quantities of its Promotional Materials, or artwork used in the preparation thereof, at no charge. Additional quantities may be provided at a mutually agreed upon cost. Distributor may develop its own Promotional Materials, but will submit all such Promotional Materials to Symphonix Regulatory Affairs department for approval.

     8.5 Symphonix shall refer to Distributor all inquiries, orders and other requests emanating from the Territory and relating to Products for delivery in the Territory.

     8.6 Distributor shall ensure that all of its employees, agents and the like who are engaged in marketing and sales activities under this Agreement are adequately trained with respect to the Products. Distributor shall make available such customer training and service as Symphonix may from time to time reasonably require.

     8.7. Symphonix agrees to provide Distributor with technical and clinical support services as follows:

          (a) Symphonix shall periodically sponsor training programs for sales and marketing personnel either at its European headquarters location or at another central location. Symphonix shall pay for the costs of presenting such training except that Distributor shall pay the travel and related expenses of Distributor's employees attending the training.

          (b) Symphonix marketing personnel shall visit Distributor in the Territory at reasonable intervals to assist in the promotion of the Products in the Territory. Symphonix shall pay the travel and related expenses of its employees providing this support.

          (c) Symphonix shall, subject to reasonable notice with regard to scheduling, arrange for one of its marketing personnel to attend, along with one of Distributor's sales personnel, certain initial surgeries and audiological fittings involving the Products in the Territory. Thereafter, Distributor's personnel will be obligated to provide such support for customers.

     8.8 Distributor shall be responsible for compliance with all Regulatory Requirements, Symphonix Quality System requirements, as well as with the provisions of any specific regulatory approval or conditions pertaining to the Products as may be notified to Distributor by Symphonix from time to time, and to provide all reasonable assistance to Symphonix to enable Symphonix and Distributor to comply with applicable Regulatory

Requirements.

     8.9 Distributor agrees to make available its facilities, records and personnel for periodic inspection by Symphonix personnel for purposes of audit and review procedures to exclusively assure compliance with Symphonix Quality System Requirements as well as Regulatory Requirements.

9.   REGULATORY COMPLIANCE

     9.1 The Distributor is to obtain from Customers, an undertaking to abide by the patient selection criteria as are advised by Symphonix in writing from time to time.

     9.2 Until advised by Symphonix to the contrary the Distributor is to obtain agreement from each member of the medical community to whom it sells Products to give Symphonix access to the clinical records for each patient for the purpose of supplying data that may be required by regulatory authorities in the Territory and internationally.

     9.3 The Distributor agrees that if it receives a complaint regarding a Product it shall refer the complaint within two working days to Symphonix, using the Symphonix Problem Report Form. If a complaint requires follow up actions to be taken, the Distributor will provide all required information to Symphonix within one working day.

     9.4 Pursuant to the United States Federal Drug Administration's ("FDA") Medical Device Reporting Regulations, Symphonix may be required to report to the FDA information that reasonably suggests that a Product may have caused or contributed to the death or serious injury or has malfunctioned and that the device would be likely to cause or contribute to a death or serious injury if the malfunction were to recur. Distributor agrees to supply to Symphonix any such information within forty-eight (48) hours after becoming aware of such information so that each can comply with governmental reporting requirements.
In the event that a Product is recalled, Distributor shall cooperate with and assist Symphonix in locating, and retrieving if necessary, recalled Product from Distributor's customers.

10.  TRACEABILITY

     10.1 Distributor shall maintain a system of traceability of the Products such as to enable compliance with the Regulatory Requirements and the Quality System Requirements. In particular, Distributor shall maintain the following consignee information (the "Consignee Information")in respect of each Product sold:

          (1) Symphonix part number
          (2) date of receipt of Product from Symphonix
          (3) serial numbers / expiration date
          (4) invoice number under which the unit was shipped to Distributor's customer
          (5) date of shipment of unit from Distributor's warehouse
          (6) name and address of Distributor's consignee (this shall at a minmum be to the level of the hospital or clinic)

     10.2 Distributor shall use its best efforts to encourage surgeons who buy the Products from Distributor to complete and submit the surgeon registration card included with each Product. In addition, Distributor shall use its best efforts to encourage surgeons who buy the Products from Distributor to encourage their patients to complete and submit the patient registration card included with each Product.

11.  LIMITED WARRANTY AND DISCLAIMER

     11.1 Symphonix warrants to Distributor that the Products will on the date of shipment be free from defects in materials and workmanship, and will under normal use, conform in material respects to the then-current user documentation and for a period of three years for the implanted portion of such product and for a period of one year for its external portion. This limited warranty will not apply to any Product which has been (i) modified without Symphonix's written authorisation, (ii) not used or maintained in compliance with Symphonix's instructions, (iii) subjected to misuse, improper maintenance, unusual stress or accident, (iv) damaged by deviation from applicable environmental specifications or vandalism, burglary and/or theft, or (v) used or sold after the "Use Before" date specified by Symphonix. This limited warranty extends only to Distributor and not to any end user or customer of Distributor. The provisions of this
Section 11.1 shall not affect the statutory rights of any end-user.

     11.2 Symphonix's entire liability and Distributor's exclusive remedy for DOA Products will be, at Symphonix's option, and subject to Symphonix's confirmation of the defect, to (i) remedy any defect within a reasonable time, or (ii) replace the defective Products. The foregoing remedies are available only in connection with DOA Products notified to Symphonix within fourteen (14) days of receipt of Product by Distributor or end user or in case of hidden defects upon fourteen (14) days of the discovery of such defect and may be performed on an exchange basis, whereby Distributor must properly return the defective Product to Symphonix. To properly return defective Products, Distributor must promptly notify Symphonix in writing of the defect and request a Returned Goods Authorization ("RGA") number. Only RGA numbers provided by Symphonix will be accepted. Distributor must return the defective Products in the original package to Symphonix, freight prepaid and properly insured with the RGA number displayed on the outside of the carton. Symphonix may refuse to accept any returned Product that does not bear an RGA number on the outside of the carton. If Symphonix confirms the defect, Symphonix will pay the shipping charges to return the Products back to Distributor; otherwise, Distributor will pay all shipping charges.

     11.3 THE LIMITED WARRANTY IN SECTION 11.1 ABOVE IS THE ONLY WARRANTY MADE BY SYMPHONIX AND THE REMEDIES IN SECTIONS 11.1 AND 11.2 ABOVE ARE THE ONLY REMEDIES OF DISTRIBUTOR WITH RESPECT TO THE PRODUCTS. SYMPHONIX SPECIFICALLY DISCLAIMS ALL OTHER WARRANTIES INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, SATISFACTORY QUALITY (EXCEPT AS SPECIFIED HEREIN) AND FITNESS FOR A PARTICULAR PURPOSE. NOTWITHSTANDING ANY FAILURE OF THE ESSENTIAL PURPOSE OF ANY REMEDY, SYMPHONIX'S LIABILITY FOR BREACH OF WARRANTY WILL BE LIMITED TO A REFUND OF DISTRIBUTOR'S PURCHASE PRICE FOR THE DEFECTIVE PRODUCTS. SYMPHONIX DOES NOT WARRANT THAT OPERATION OF PRODUCTS WILL BE UNINTERRUPTED OR ERROR FREE. THE PROVISIONS OF THIS SECTION 11.3 SHALL NOT AFFECT THE STATUTORY RIGHTS OF ANY END-USER.

     11.4 Distributor shall make no representations to third parties regarding the performance or functional capabilities or characteristics of the Products beyond those stated in Symphonix's then-current printed literature and brochures. Distributor shall not offer extended warranties except as mutually agreed with Symphonix. Distributor shall indemnify and hold Symphonix harmless from and against any claims, losses, costs, damages or liabilities which result from Distributor's failure to comply with the provisions of this Section 11.4 or which are based on warranties provided by Distributor to its customers with respect to the Products.

     11.5 Distributor must ensure that procedures for ordering of Product and shipment of stock precludes having expired Product in stock. Expired Product must not be sold and is not returnable except for resterilization, at the cost, including freight, of the Distributor. Symphonix may by notice in writing require the Distributor to return any expired Product to Symphonix for re-sterilization which shall be performed at the cost including freight of the Distributor.

12.  INTELLECTUAL PROPERTY INDEMNITY

Symphonix will defend, at its expense, any action brought against Distributor to the extent that it is based on a claim that a Product (excluding Software), when used in accordance with this Agreement, infringes a patent, trademark or copyright in the Territory. Symphonix will pay any costs, settlements and damages finally awarded provided that Distributor (i) promptly notifies Symphonix in writing of any claim, (ii) gives Symphonix sole control of the defense and settlement, and (iii) provides all reasonable assistance in connection therewith. Symphonix agrees to keep Distributor advised of the status of any claim. If any Product is finally adjudged to so infringe, or in Symphonix's opinion such a claim is likely to succeed, Symphonix will, at its option (i) procure for Distributor the right to continue using the Product, (ii) modify or replace the Product so there are no infringements, or (iii) refund the price paid upon return of the Product. Symphonix will have no liability regarding, and Distributor shall hold Symphonix harmless from and against any claim arising out of (i) compliance with Distributor's designs, specifications or instructions, (ii) use of the Product in combination with non-Symphonix software, data or equipment, if the infringement was caused by such use in combination, (iii) any modification or marking of the Product not specifically authorised in writing by Symphonix or in accordance with the provisions hereof, or (iv) third party software, whether or not supplied by Symphonix. The foregoing states the entire liability of Symphonix and the exclusive remedy for Distributor relating to infringement or claims of infringement of any patent, trademark, copyright, mask work right, trade secret or other proprietary right by the Product.

13.  LIMITATION OF LIABILITY

To the maximum extent permitted by law and taking into account the terms and conditions of this Agreement, Symphonix's liability under this Agreement will in no event in any single event or in the aggregate exceed the price received by Symphonix from Distributor under this Agreement except for damages to property which shall be limited to $150,000. In no event will Symphonix be liable for special, incidental, indirect, consequential or exemplary damages including without limitation lost profits or anticipated savings however caused and on any theory of liability, whether in an action for contract, strict liability or tort, arising in any way out of this Agreement or the termination thereof, even if Symphonix has been advised of the possibility of such damage and notwithstanding any failure of essential purpose of any remedy. Distributor agrees that it has accepted the terms and conditions of this Agreement in the knowledge that Symphonix's liability is limited and that the prices payable have been, and will be throughout the term, calculated accordingly. Distributor agrees to make its own insurance arrangements should it desire to further limit its exposure to risk. Distributor will use all reasonable endeavours to mitigate any losses or damages. Symphonix shall have no obligation and Distributor shall hold Symphonix harmless from loss caused by Distributor's negligence or breach of this Agreement.

14.  GENERAL INDEMNITY

Distributor will indemnify and hold Symphonix harmless from and against any and all losses, damages, claims, liabilities, costs and expenses (including reasonable attorneys' fees) resulting from (i) any breach by Distributor of this Agreement or any duty or obligation hereunder, (ii) any claims raised by Distributor's subsidiaries, affiliates, agents, employees or customers in connection with or arising out of the subject matter or terms of this Agreement or the supply or use of the Products, or (iii) any claims that may be made by reason of any act or omission of Distributor or any of its subsidiaries, affiliates, agents, or employees. In addition, Distributor will indemnify Symphonix for any and all losses which result from Distributor's unethical practices. Distributor shall promptly report details of any infringement of Symphonix's proprietary rights which comes to Distributor's attention and cooperate with Symphonix in pursuing any remedies available to Symphonix or Distributor.

15.  SOFTWARE LICENSE

     15.1 Symphonix may provide certain software in connection with its Products. The terms and conditions provided by Symphonix's licensor of any such software shall govern the use of that software.

     15.2 The Software and any related documentation are protected under copyright, trade secret laws and international treaties, and contain proprietary information of Symphonix and/or its licensors. Distributor shall abide by the terms of any proprietary notices or markings, and shall use the documentation and the Software only to comply with its obligations under this Agreement, and shall not disclose to others or reproduce the Software, unless specifically authorised in writing by Symphonix. Distributor shall be liable for all loss or damage to Symphonix from any failure to so abide or from any unauthorised disclosure of the documentation or Software to any other party. Distributor shall not disassemble, decompile, reverse engineer, or perform competitive analysis on the Software, provided however, in jurisdictions where statutes permit, Distributor or end-users may incidentally decompile the Software only if it is essential to do so in order to achieve interoperability with other software and provided that no information obtained therefrom is used without Symphonix's written consent or used to create any software substantially similar to the expression of the Software nor used in any manner restricted by copyright. Symphonix and its suppliers, as applicable, retain all title and ownership of the Software and documentation, including any revisions. Distributor's right to distribute shall also extend to any revisions to the Software as are supplied by Symphonix. The provisions of this Article 15 shall not affect the statutory rights of any end-users.

16.  TRADEMARKS

     16.1 Distributor may use the Trademarks in connection with marketing and sale of the Products, subject to this Article 16 and any guidelines specified by Symphonix from time to time, and shall not use the Trademarks in any other manner without the express written consent of Symphonix. All advertising and other material utilising any Trademarks shall include such statements or other identifying references as may be requested by Symphonix.

     16.2 Distributor recognises the right, title, and interest of Symphonix in and to all the Trademarks and agrees not to engage in any activities or commit any acts, directly or indirectly, which may contest, dispute, or otherwise impair such right, title, or interest. Distributor acquires no right, title or interest in or to Trademarks whether by virtue of this Agreement or through any use by Distributor of the Trademarks. The parties agree that any and all uses of such Trademarks by shall inure at all times to the benefit of Symphonix. Distributor agrees to execute any manner of documentation required by Symphonix to register Distributor as a registered user of the Trademarks.

     16.3 Distributor shall not utilise in connection with any of the Products, including the promotion, distribution, and sale of any of the Products, any trademark other than the Trademarks without obtaining the prior written authorisation of such use from Symphonix.

     16.4 If any trademarks, trade names or service marks of Distributor are used by Distributor in combination with the Trademarks in such manner as to be distinctive, such distinctive features and associated goodwill thereof shall become the property of and inure to the benefit of Symphonix, and Distributor shall, without any payment or other consideration, execute such documents as are necessary to assign all rights thereto to Symphonix.

17.  CONFIDENTIAL INFORMATION

     17.1 Distributor will not use for its own benefit (except as authorised in this Agreement) or disclose or make available to any third party any Symphonix Confidential Information provided to Distributor or any information derived from such Confidential Information to any person or entity except to those of Distributor's employees who are under obligation to maintain the confidentiality of such party confidential information and for whom access is necessary in order to perform their jobs in accordance with the purposes of this Agreement. This obligation does not apply to information (i) known by Distributor prior to its receipt from Symphonix and not subject to restrictions on disclosure, (ii) rightfully received by Distributor from a third party with the right to disclose such Confidential Information without restriction on disclosure, or (iii) publicly available without restriction other than as a result of any act or omission of Distributor. These restrictions will continue for a period of three
(3) years after the expiration or termination of this Agreement.

     17.2 Distributor acknowledges that any unauthorised use or disclosure of the Products or Symphonix's Confidential Information may cause irreparable damage to Symphonix and make available equitable relief in addition to any remedy at law. Distributor will promptly notify Symphonix in writing of any such unauthorised use or disclosure that may come to Distributor's attention and, at Distributor's sole expense, Distributor will take all steps requested by Symphonix that are reasonably necessary to recover the Products and/or Symphonix's Confidential Information and to prevent subsequent unauthorised use or dissemination. If Distributor fails to take these steps in a timely and adequate manner in accordance with Symphonix's request, Symphonix may take them independently or on Distributor's behalf and at Distributor's expense. Nothing in this Section will be understood to limit any remedies that Symphonix may have against Distributor for the unauthorised use or disclosure of the Products or Symphonix's Confidential Information, including actions for seizure and injunctive relief. The parties stipulate that unauthorised use or disclosure by Distributor hereunder shall constitute just cause for termination of this Agreement.

18.  INSURANCE

     18.1. Symphonix shall maintain, during the Term of this Agreement product liability insurance in relation to the Products, in amounts and on terms that it considers reasonable, to the extent such insurance is available on commercially reasonable terms. Such insurance shall cover such claims and amounts as Symphonix considers appropriate which might be made against Symphonix and/or Distributor as a result of any defect in manufacture.

     18.2. Distributor shall maintain during the Term of this Agreement proper and adequate liability insurance in relation to his activities in sales, marketing, distribution, repair and maintenance if these are carried out by him and shall procure evidence thereof to Symphonix upon request. Such insurance shall cover such claims and amounts as Symphonix may consider appropriate.

19.  ASSIGNMENT

     19.1. Symphonix may assign or otherwise transfer this Agreement at any time under any circumstances without Distributor's consent, as long as said assignment and/or transfer etc., does not in any way infringe the Distributor's right to sell Symphonix Products in the Territory according to the terms stated in this Agreement.

     19.2. Distributor will not assign this Agreement nor any right, licence or obligation hereunder without the prior written consent of Symphonix. Any assignment in the violation of this provision shall be void. Distributor's use of any agents in connection with any obligations it undertakes pursuant to this Agreement shall not relieve Distributor of said obligations, nor imply Symphonix's consent to such use of such agents.

20.  COMMUNICATIONS; NOTICES

All notices, reports and other communications hereunder or in connection herewith (other than orders for the Products) shall be deemed effective two days after dispatch by a recognized overnight courier or on the date sent via facsimile to the respective address set forth below or at such other addresses as the parties may designate in writing form time to time in accordance with the provisions of this Article 20.


     For Symphonix               For Distributor
     -------------               ---------------
     Symphonix Devices, Inc.     ______________________
     2331 Zanker Road            ______________________
     San Jose, CA 95131, USA     ______________________

     with a copy to:

     Symphonix Devices, AG
     Schaferweg 20
     CH 4057, Basel, Switzerland

21.  DISPUTE RESOLUTION AND ARBITRATION

The parties agree that they will attempt to settle any claim or controversy arising out of this Agreement through consultation and negotiation in good faith. Any dispute which the parties cannot resolve between themselves within forty-five (45) days after the date of the initial demand by either party for such resolution will be submitted for final and binding determination to the exclusion of the ordinary courts held in Zurich Switzerland under the then-current International Arbitration Rules of the Zurich Chamber of Commerce by three (3) arbitrators appointed in accordance with such Rules. The parties agree that they will not request, and the arbitrator shall have no authority to award, punitive or exemplary damages against any party. The costs of any arbitration, including administrative fees and fees of the arbitrator, shall be shared equally by the parties. The decision of the arbitral tribunal shall be final, and the parties waive all challenge of the award in accordance with Art. 192 Private International Law Statute.

22.  MISCELLANEOUS

     22.1 This Agreement will be governed by Swiss law, without reference to and excluding its conflict of laws rules. This Agreement will not be governed by the United Nations Convention on Contracts for the International Sales of Goods.

     22.2 No modification to this Agreement, nor any waiver of any rights, will be effective unless consented to in writing by both parties. Waiver of any breach or default will not constitute a waiver of any other right or any subsequent breach or default.

     22.3 In addition to the compliance with all laws, rules and regulations required elsewhere in this Agreement, Distributor covenants and represents that it has not made, authorised, offered or promised to make or give any money or anything of value to any government official, political officer, or to any person, while knowing or having reason to know that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any of the foregoing, for purposes of inducing the foregoing to use his or its influence with a government or instrumentality thereof to affect or influence any act of decision of such government or instrumentality.

     22.4 Either party's performance of any part of this Agreement will be excused to the extent that such performance is hindered, delayed or otherwise made impractical by: (1) the acts or omissions of the other party; (2) fires, floods, riots, strikes, epidemics, acts of terrorism, labour disputes, freight embargoes, transportation delays, shortage of labour, inability to secure fuel, material, supplies, equipment or power at commercially reasonable prices, acts of God or of the public enemy or acts of any federal, state or local government; or (3) any other cause (whether similar or dissimilar to those listed) beyond the reasonable control of the party whose performance is affected. The parties agree to notify each other of any such event, the extent of the delay, and will make a reasonable, good faith effort to resume performance as soon as practicable.

     22.5 If any provision of this Agreement is ruled unenforceable, it will be enforced to the extent permissible, the parties will negotiate a substitute valid provision which most nearly effects the parties' intent and the remainder of this Agreement will remain in effect; provided, however, that if any provision determined to be unenforceable is an essential term of this Agreement, and the parties cannot reasonably agree on a substitute provision, Symphonix may terminate this Agreement, effective immediately, upon giving written notice to Distributor.

     22.6 This Agreement constitutes the entire and exclusive agreement between the parties with respect to this subject matter. All previous discussions and agreements with respect to this subject matter are superseded by this Agreement.

     22.7 The headings and titles used in this Agreement are for convenience only and are not part of this Agreement and shall not be referred to in interpreting and construing terms and conditions hereof.

     22.8 Notwithstanding any translation of this Agreement into a foreign language, the English language shall be the controlling language of this Agreement.

     22.9 All exhibits referred to in and attached to this Agreement are a part of this Agreement and are incorporated herein by reference.

     22.10 The relationship of the parties established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give either party the power to direct or control the day-to-day activities of the other, (ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participates in a joint or common undertaking or (iii) allow a party to create or assume any obligation on behalf of the other party for any purpose whatsoever.

     22.11 All deliveries made by Symphonix under this Agreement shall be subject to the terms of this Agreement.

   IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives, as of the date first above written.

Symphonix Devices, Inc.
("Symphonix")                       ("Distributor")


Signed: _____________________       Signed: ______________________

Title:_______________________       Title:_________________________



EXHIBIT A PRODUCTS
EXHIBIT B TERRITORY
EXHIBIT C QUOTES
EXHIBIT D REGULATORY REQUIREMENTS